Exhibit 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

March 17, 2023

HSBC USA Inc.

424 Fifth Avenue
New York, New York 10018

Re:	HSBC USA Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to HSBC USA Inc., a Maryland corporation (the “Company”), in connection with the Company’s offering, issuance and sale of $1,250,000,000 aggregate principal amount of the Company’s 5.625% Senior Notes due 2025 (the “Notes”). The Notes were issued pursuant to the Indenture, dated as of March 31, 2009 (the “Base Indenture”), between the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as the trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 22, 2012, between the Company and the Trustee (collectively, the “Indenture”). The public offering and sale of the Notes was registered under the Registration Statement on Form S-3 (File No. 333-253385) (the “Registration Statement”), including the prospectus constituting a part thereof, dated February 23, 2021 (the “Base Prospectus”), and the prospectus supplement, dated March 9, 2023 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As the basis for the opinion hereinafter expressed, we have examined such statutes, corporate records and documents of the Company, certificates of officers of the Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purpose of rendering the opinion set forth below, including, but not limited to:

1.	the Registration Statement and the Prospectus;

2.	an executed copy of the Underwriting Agreement, dated as of March 9, 2023, between the Company and HSBC Securities (USA) Inc., on behalf of itself and as representative of the several underwriters named therein;

3.	an executed copy of the Indenture; and

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

HSBC USA Inc.

March 17, 2023

4.	executed copies of the global certificates representing the Notes, delivered by the Company to the Trustee and authenticated by the Trustee.

In making our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents by such parties thereto and the validity and enforceability thereof against all parties thereto, other than the Company, in accordance with their respective terms. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below. We have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Notes are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of the State of Maryland, we have relied, without any independent investigation, upon the opinion of DLA Piper LLP (US) dated the date hereof and our opinion is subject to the qualifications, assumptions, limitations and exceptions set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to being named in the Prospectus under the caption “Legal Opinions” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Mayer Brown LLP